10.1

                              Employment Agreement

Employment Agreement, between Americana Publishing, Inc. (the "Company") and George Lovato, Jr. (the "Employee"), for good consideration, the Company employs the Employee on the following terms and conditions:

     1. Term of Employment. Subject to the provisions for termination set forth below, this agreement will begin on January 1st, 1999.

     2. Salary. The Company shall pay Employee a salary of $250,000 per year or 5% of gross sales of the company, whichever is greater for services of the Employee, payable in regular pay periods, however, such compensation shall commence when the Company can afford to pay such compensation or compensation may begin April 1st, 1999.

     3. Duties and Position. The Company hires the Employee in the capacity of Editor in Chief and Chief Executive Officer. The duties may be reasonably modified at the Company's discretion from time to time.

     4. Employee to Devote Time Necessary to Company. The Employee will devote the time necessary, attention and energies to the business of the Company, and during this employment, however, may engage in other business activities related to or unrelated to the company for profit, gain and or primary advantage. These activities by the Employee are not prohibited by the Company and further does not prohibit Employee from making personal investments in any other business of any kind.

     5. Confidentiality of Proprietary Information. Employee agrees during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firms, corporation or entity.

     6. Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's business including entertainment, travel and similar items. The Company shall reimburse Employee within seven working days for all business expenses after the Employee presents an itemized account of expenditures.

     7. Vacation. The Employee shall be entitled to a yearly vacation of a total of five weeks at full pay. The Employee may take such time off for vacation at any time and in any quantity of days.

     8. Disability. If Employee cannot perform the duties because of illness or incapacity for more than two weeks, the compensation otherwise due during said illness or incapacity will continue as stated herein. The Company may not terminate this agreement for any reason as it relates to any disability, illness or incapacity.

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     9.   Termination of Agreement.  With cause,  the Company may terminate this agreement with twelve months written notice to the Employee. The Employee may continue to perform his duties and will be paid the full compensation during regular pay periods stated herein during the notice period of twelve months. In addition, the Company will pay the Employee on the date of termination a severance allowance of one full year of minimum salary of two hundred and fifty thousand dollars ($250,000) which may be made in twelve equal and consecutive monthly installments beginning on the date of termination. Without cause, the Employee may terminate employment upon twelve months written notice to the Company. Employee may be required to perform his duties and will be paid the full compensation described herein up to the termination date and shall receive a severance allowance of two hundred and fifty thousand dollars ($250,000) which may be made in twelve equal and consecutive monthly installments beginning on the date of termination.

          The Company may terminate the Employees employment upon 90 days written notice to the Employee and be responsible to pay two years minimum salary of a total of five hundred thousand dollars ($500,000) in twelve consecutive monthly installments beginning on the date of termination should any of the following events occur:

               a) The sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or

               b) The purchase of substantially all of the Company's issued and outstanding stock in an effort to take the Company Private; or

               c)   The  attempt  by  an  individual  or  associated   group  of
                    individuals or corporation or entity to purchase stock in the Company for the purposes of a hostile take over; or

               d) The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares; or

               e)   The  Company's   decision  to  terminate  its  business  and
                    liquidate its assets; or

               f) The merger or consolidation of the Company with another company where by the directors of the Company as a whole are no longer majority shareholders; or

               g)   Bankruptcy or Chapter 11 reorganization.

     10. Death Benefit. Should Employee die during the term of employment of the Company shall pay the Employees estate five hundred thousand dollars ($500,000) in fifty equal and consecutive monthly installments beginning 10 days from the date of his death.

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     11.  Assistance  in  Litigation.  Employee  shall upon  reasonable  notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment. Should the Employee be involved in any litigation personally as a result of activities or association with or for the Company, the Company agrees to pay for all such legal and professional fees incurred by the Employee.

     12. Settlement by Arbitration. Any claim or controversy that arises out of or relates to this agreement, or breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgement upon the award rendered may be entered in any court with jurisdiction.

     13. Limited Effect of Waiver by Company. Should the Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

     14. Assumption of Agreement by Company's Successor and Assignees. The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

     15. Oral Modification Not Binding. This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect. It may be altered only by a written agreement signed by the party against whom the enforcement of any waiver, change, modification, extension, or discharge is sought.

     16. Situs of This Agreement. The terms and conditions of this agreement shall be interpreted under the laws of the state of New Mexico.

     17. Automatic Renewal. This agreement shall automatically be renewed for a period of three years provided that either party has not otherwise elected to terminate this agreement as provided for herein.





Company                                       Date




Employee                                      Date




Witness                                       Date